UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire 03801

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2008, the Compensation Committee of the Board of Directors of Bottomline Technologies (de), Inc. (the “Registrant”) recommended, and the Board of Directors of the Registrant approved, a program designed to encourage and promote long term share ownership by the Registrant’s directors. Under this program, each director of the Registrant may elect that any options to purchase shares of the Registrant’s common stock, $.001 par value per share (the “Common Stock”) held by such director on February 14, 2008 that are in-the-money and fully vested on the date of election be cancelled and that such director receive in lieu thereof an award of Common Stock of equivalent economic value (based upon the closing price of the Common Stock on the election date), provided that the director not sell or transfer the shares of Common Stock subject to such award for a period of two years from the date of the award. The Compensation Committee and the Board of Directors believes that encouraging and promoting long term director Common Stock ownership best aligns the interests of the Registrant’s directors with those of its stockholders.

All directors of the Registrant, including Robert A. Eberle, President and Chief Executive Officer of the Registrant, and Joseph L. Mullen, former Chief Executive Officer of the Registrant, are eligible to participate in this program. As of February 14, 2008, Messrs. Eberle and Mullen held in-the-money, fully-vested options to purchase approximately 291,000 and 464,000 shares of Common Stock, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: February 20, 2008	By:	/s/ Kevin Donovan
Kevin Donovan
Chief Financial Officer and Treasurer